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                                                                       Exhibit 5

                       VORYS, SATER, SEYMOUR AND PEASE LLP
                               52 East Gay Street
                              Columbus, Ohio 43215
                                 (614) 464-6451
                              (614) 464-6350 (Fax)

                                October 14, 1998

Board of Directors
Ohio Valley Banc Corp.
420 Third Avenue
Gallipolis, Ohio 45631

Dear Gentlemen:

         We are familiar with the transactions taken and proposed to be taken by Ohio Valley Banc Corp. ("OVB") in connection with the issuance and sale by OVB of up to 130,000 of its common shares (the "Shares"), in connection with the merger (the "Merger") of Ohio Valley Interim Savings Bank, an interim savings bank incorporated under Ohio law as a wholly-owned subsidiary of OVB ("Interim Bank"), with and into The Jackson Savings Bank, a savings bank incorporated under Ohio law ("Jackson").

         We have assisted OVB with matters related to the incorporation and organization of OVB and Interim Bank. In addition, we have assisted in the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed by OVB with the Securities and Exchange Commission for the registration of the OVB common shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, the original or a copy of the following:

                  1. The Agreement and Plan of Reorganization, dated April 8, 1998, by and among OVB, Jackson and Interim Bank (the "Agreement");

                  2. Certificates of Good Standing as to OVB and Interim Bank issued by the Ohio Secretary of State as of October 14, 1998;

                  3. The Amended Articles of Incorporation of OVB as certified by the Ohio Secretary of State; and

                  4. A Certificate of the Secretary of OVB, dated October 14, 1998, with respect to the number of issued and outstanding common shares of OVB.

We have also examined such authorities of law as we have deemed relevant as a basis for this opinion.

         As to questions of fact relevant to our opinion regarding the good standing of OVB and Interim Bank, we have relied solely on the certificates of the Ohio Secretary of State described at item 2 above. As to questions of fact relevant to our opinion regarding the legality of the OVB common shares to be issued pursuant to the Merger, we have relied solely on the certified Amended Articles of Incorporation of OVB described at item 3 above and the certificate of the Secretary of OVB described at item 4 above.

         Based upon and subject to the foregoing and the further limitations, qualifications and exceptions set forth herein, as of the date hereof, we are of the opinion that: (a) OVB is a legally existing corporation under the laws of the State of Ohio; (b) Interim Bank is a legally existing savings bank under the laws of the State of Ohio; and (c) that the OVB common shares to be issued by OVB pursuant to the terms of the Agreement, will be legally issued, fully paid and non-assessable assuming: (i) that the Board of Directors of OVB will take all necessary corporate



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Board of Directors

October 14, 1998

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action under Ohio law to duly authorize the issuance of such number of OVB common shares to the shareholders of Jackson as is required under the terms of the Agreement, (ii) all applicable state and federal securities laws have been complied with, (iii) the Merger has been declared effective and (iv) certificates representing the Shares have been duly countersigned and registered and duly delivered in accordance with the Agreement.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included therein.

                                         Very truly yours,


                                         /s/Vorys, Sater, Seymour and Pease LLP